UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                            (Amendment No.       )*

                              HON INDUSTRIES INC.
                              - - - - - - - - - -
                               (Name of Issuer)

                                 Common Stock
                        - - - - - - - - - - - - - - - -
                        (Title of Class of Securities)

                                  438092 10 8
                                - - - - - - - -
                                (CUSIP Number)

      Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent of less of such class.) (See Rule 13d-7).

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G

      CUSIP No.         438092 10 8
      -----------

      1     NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Terrence L. Mealy
                  ###-##-####

      2     n/a

      3     SEC USE ONLY

      4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

      5     n/a

      6     SHARED VOTING POWER

                  1,666,988

      7     n/a

      8     SHARED DISPOSITIVE POWER

                  1,666,988

      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,666,988

      10    n/a

      11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  5.3%

      12    TYPE OF REPORTING PERSON*

                  IN





                                 SCHEDULE 13G

      CUSIP No.         438092 10 8
      -----------

      1     NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Loretta B. Mealy
                  ###-##-####

      2     n/a

      3     SEC USE ONLY

      4     CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States

      5     n/a

      6     SHARED VOTING POWER

                  1,666,988

      7     n/a

      8     SHARED DISPOSITIVE POWER

                  1,666,988

      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,666,988

      10    n/a

      11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  5.3%

      12    TYPE OF REPORTING PERSON*

                  IN





      ITEM 1.     (a)   NAME OF ISSUER:

                              HON INDUSTRIES INC.

      ITEM 1.     (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                              414 East Third Street
                              Muscatine, Iowa 52761

      ITEM 2.     (a)   NAME OF PERSON FILING:

                              Terrence L. Mealy
                              Loretta B. Mealy

      ITEM 2.     (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF
                        NONE, RESIDENCE:

                              301 EAST SECOND STREET
                              MUSCATINE, IOWA 52761

      ITEM 2.     (c)   CITIZENSHIP:

                              United States

      ITEM 2.     (d)   TITLE OF CLASS OF SECURITIES:

                              Common Stock

      ITEM 2.     (e)   CUSIP NUMBER:

                              438092 10 8

      ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

                              Not Applicable

      ITEM 4.           OWNERSHIP:

                        (a)   Amount Beneficially Owned:

                                    1,666,988

                        (b)   Percent of Class:

                                    5.3%

                        (c) Number of shares as to which each person has:

                              (i)         sole power to vote or to
                                          direct the vote   N/A
                              (ii)        shared power to vote or to
                                          direct the vote   1,666,988
                              (iii)       sole power to dispose or to direct
                                          the disposition of   N/A
                              (iv)        shared power to dispose or to
                                          direct the disposition of
                                          1,666,988

      ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                              Not Applicable

      ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                        ANOTHER PERSON:

                              Not Applicable

      ITEM 7.           IDENTIFICATION AND CLASSIFICATION OF THE
                        SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING
                        REPORTED ON BY THE PARENT HOLDING COMPANY:

                              Not Applicable

      ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                        THE GROUP:

                              Not Applicable

      ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                              Not Applicable

      ITEM 10.          CERTIFICATION:

                              Not Applicable

      SIGNATURE:

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

      DATE:       February 10, 1994

      SIGNATURE:  /s/ Terrence L. Mealy
                  ---------------------

      NAME/TITLE: Terrence L. Mealy

      DATE:       February 10, 1994

      SIGNATURE:  /s/ Loretta B. Mealy
                  --------------------
      NAME/TITLE: Loretta B. Mealy